UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

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CHINA MARKETING MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Texas	000-51806	76-0641113
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

RMA 901
KunTai International Mansion
No. 12 Chaowai Street
Beijing, 100020, People’s Republic of China
(Address of Principal Executive Office) (Zip Code)

(86)10-59251090
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

(a),(d)               On February 25, 2011, the Board of Directors (the “Board”) of China Marketing Media Holdings, Inc. (the “Company”) accepted resignation of Bin Li, a Board member. Mr. Li’s resignation was not for cause or due to any disagreements with the Company. The Company appreciates Mr. Li’s service on the Board and wishes him well in his future endeavors.

Also, on February 25, 2011, the Board appointed Mr. Wengao Luo as a Board member. Mr. Luo currently serves as the Company’s Chief Operating Officer and will continue to serve in such capacity during his tenure as a Board member. As previously reported, Mr. Lou is 37 years old and has been employed in various positions at the Company for the past ten years, including as the Company’s General Manager in its Beijing office from October 2000 to present, and Chief Editor and General Manager of Channel Edition of the Company from October 2005 to present. Mr. Lou holds a Bachelor’s degree in Business Management from Xi’an Jiaotong University (1996) and a Master’s in Business Administration from the China People University (2003).

There is no arrangement or understanding by and between Mr. Luo and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships by and between Mr. Luo and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. Mr. Luo will continue to receive his annual base salary as the Company’s COO at USD$15,000 and other previously disclosed compensation, subject to eligibility requirements.

Section 9 – Exhibits

Item 9.01	Exhibits
None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Marketing Media Holdings, Inc.

By:	/s/ Zhen Zhen Peri
Zhen Zhen Peri
Chief Financial Officer

Date: February 28, 2011